EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Express Company Announces Early Tender Results of Note Exchange Offers

NEW YORK, November 28, 2012 -- American Express Company announced today the early tender results of its previously announced private offers to exchange (i) any and all of its outstanding 8.125% Senior Notes due 2019 for its new Senior Notes due December 2, 2022 and cash and (ii) any and all of its outstanding 8.150% Senior Notes due 2038 for its new Senior Notes due December 3, 2042 and cash.

Based on information provided by D.F. King & Co., Inc., the exchange agent for the exchange offers, the aggregate principal amount of old notes of each series validly tendered for exchange and not validly withdrawn as of the early participation date for the exchange offers (5:00 p.m., New York City time, on November 27, 2012) will satisfy the minimum size condition with respect to new notes to be issued pursuant to the terms and conditions of the exchange offers.

The following table indicates, among other things, the principal amount of each series of old notes validly tendered for exchange as of the early participation date:

CUSIP Number	Title of Old Notes	Principal Amount Outstanding	Principal Amount Tendered as of the Early Participation Date
025816BB4	8.125% Senior Notes due 2019	$1,750,000,000	$1,108,067,000
025816AZ2	8.150% Senior Notes due 2038	$1,000,000,000	$779,107,000

The exchange offers will expire at 11:59 p.m., New York City time, on December 11, 2012, unless extended or earlier terminated by American Express.  In accordance with the terms of the exchange offers, tendered old notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law.  American Express expects to deliver new notes and cash in exchange for accepted old notes on December 3, 2012 (in the case of old notes tendered at or prior to the early participation date) and on December 13, 2012 (in the case of old notes tendered after the early participation date but at or prior to the expiration date).

Each exchange offer is being conducted by American Express upon the terms and subject to the conditions set forth in a confidential offering circular, dated November 13, 2012, and related letter of transmittal.  Additional information regarding pricing of the exchange offers was contained in a press release issued yesterday (November 27, 2012) by American Express.  The exchange offers are only made, and copies of the offering documents will only be made available, to holders of old notes that have certified their status as (1) a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act of 1933, as amended or (2)(A) a person other than a “U.S. person” as defined in Rule 902 under the Securities Act and (B) if resident and/or located in any Member State of the European Economic Area that has implemented provisions of the Directive 2003/71/EC (as amended, including pursuant to Directive 2010/73/EU, the “Prospectus Directive”), a qualified investor as defined in Article 2.1(e) of the Prospectus Directive (each, an “Eligible Holder”).

The exchange offers have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. American Express will enter into registration rights agreements with respect to each series of the new notes.

Documents relating to the exchange offers will only be distributed to holders of the old notes that complete and return a letter of eligibility confirming that they are Eligible Holders. Holders of the old notes that desire to review the eligibility letter may visit the website for this purpose at http://www.dfking.com/axp or contact D.F. King & Co., Inc., the information agent for the exchange offers, by calling toll-free (800) 549-6697 or at (212) 269-5550 (banks and brokerage firms).

This press release is not an offer to sell or a solicitation of an offer to buy any security. The exchange offers are being made solely by the confidential offering circular and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

In particular, this communication is only addressed to and directed at: (A) in any Member State of the European Economic Area that has implemented the Prospectus Directive, qualified investors in that Member State within the meaning of the Prospectus Directive and (B) (i) persons that are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).  The new notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such new notes will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

This press release contains forward-looking statements, which are subject to risks and uncertainties. The forward-looking statements contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “likely” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. American Express undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, whether or not American Express will ultimately consummate the exchange offers, the satisfaction of the conditions described in the confidential offering circular and market conditions.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services:  charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card

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CONTACTS:
Investors/Analysts:
Ken Paukowits, ken.f.paukowits@aexp.com , +1.212.640.6348

Fixed Income Investor Relations
Vivian Zhou, vivian.y.zhou@aexp.com, +1.212.640.6182